Amendment No. 2
to the
Automatic Self Administered YRT Reinsurance Agreement
effective July 1, 2006
(hereinafter referred to as "Agreement")

between

American National Insurance Company
(hereinafter referred to as "Ceding Company")
and

Munich American Reassurance Company
(hereinafter referred to as "Reinsurer")

Treaty ID: 3438(UL26)

It is hereby declared and agreed that effective January 1, 2009, Exhibit B Plans Covered and Binding Limits and Exhibit C Reinsurance Premiums shall be replaced by the attached Exhibit B Plans Covered and Binding Limits and Exhibit C Reinsurance Premiums in order to update the Agreement.

All other terms and conditions of this Agreement shall remain unaltered.

EXECUTION

Made in duplicate and executed by all parties. This amendment will not be effective until all parties have signed.

For American National Insurance Company

EXHIBIT B
Plans Covered and Binding Limits

The business automatically reinsured under this Agreement is defined as follows:

B.1         PLANS, RIDERS AND BENEFITS

Policies issued on plans with effective dates within the applicable period shown below may qualify for automatic reinsurance under the terms of this Agreement.

Plan Identification	Policy Form	Commencement Date	Product Class*
LTG UL bands 3 and 4 LTG UL band 2 - facultative only	IMUL IMUL	July 1, 1006 July 1, 2006	1 1
Executive UL (Cash Accumulation Universal Life) Executive UL (Cash Accumulation Universal Life – Unisex Version	EXEC-UL EXEC-ULU	April 14, 2008 April 14, 2008	1 1
VUL 2008 VUL 2008 Group Policy VUL2008 Group Certificate	WQVUL08 GWQVULP08 GWQVULC08	January 1, 2009 January 1, 2009 January 1, 2009	2 2 2
Product Class 1 = 6- Underwriting class rate structure Product Class 2 = 3- Underwriting class rate structure

B.2         BASIS

The Reinsurer's share will be 3 3.3 3 3 3 3 3 % of the total ceded amount on each policy on a first dollar quota share basis. This amount will not exceed the Reinsurer's share of the maximum Automatic Binding Limits specified in Exhibit B.3.

B.3         AUTOMATIC BINDING LIMITS

(a) Life for the LTG UL product

Issue Ages	(Pool) Maximum Standard – Table 16
All	$10,000,000

The (pool) maximum autobind amounts above exclude the Ceding Company's retention.

(b) Life for the Executive UL product effective April 14, 2008, and
I Life for the Variable UL product effective January 1, 2009.

Issue Ages	(Pool) Maximum Standard – Table 16
All	$20,000,000

The (pool) maximum autobind amounts above exclude the Ceding Company's retention.

B.4         JUMBO LIMITS

The Ceding Company will not cede any risk automatically if, according to information available to the Ceding Company, the total amount in force and applied for on the life with all insurance companies, including any amount to be replaced, exceeds the applicable amounts shown below.

(a) Life for the LTG UL product: $25,000,000

(b) Life for the Executive UL product effective April 14, 2008: $50,000,000.

Life for the Variable UL product effective January 1, 2009: $50,000,000.

B.5         CONDITIONAL RECEIPT OR TEMPORARY INSURANCE AGREEMENT

The amount of such coverage provided by the Reinsurer will be limited to its share of the following amounts provided by the Ceding Company's Conditional Receipt or Temporary Insurance Agreement.

Age	Maximum Amount
All
The lesser of (1) Automatic Binding Limit in Exhibit B.3. and (2) the amount of insurance provided by the Ceding Company's Conditional Receipt or Temporary
Insurance Agreement less the Ceding Company's Retention in Exhibit A.I(b)

B.6         CESSION LIMITS

(a) Minimum Initial Cession: Total amount of reinsurance ceded to all reinsurers on an automatic basis must equal or exceed $375,000 ($500,000 Policy Face Amount).

(b) Minimum cession for Policy Increase: Underwritten increases greater than or equal to $ 100,000 but less than $500,000 shall be reinsured if the original policy was reinsured. Underwritten increases of $500,000 or more shall be reinsured regardless of whether the original policy was reinsured.

(c) Trivial Amount: Total amount of reinsurance ceded to all reinsurers must equal or exceed $25,000.

EXHIBIT C
Reinsurance Premiums

C.1         LIFE

Plans covered under this Agreement will be reinsured on a YRT basis. Reinsurance premiums will be based on the 2001 VBT Smoker/Non-Smoker Distinct Select &
Ultimate (Male & Female) ALB rate scale shown in Exhibit G times the following multiples in all years:

Product Class 1: LTG UL and Executive UL

Plans	Classification	Band 2	Band 3	Band 4
Life Coverage	Preferred Plus NT	52%	50%	48%
	Preferred NT	60%	57%	55%
	Preferred TU.	78%	74%	71%
	Standard Plus NT	72%	69%	66%
	Standard NT	85%	81%	77%
	Standard TU	86%	82%	78%

Product Class 2: Variable UL

Plans	Classification	Band 2	Band 3	Band 4
Life Coverage	Preferred NT	60%	54.5%	54%
	Standard NT	85%	81%	77%
	Standard TU	86%	82%	78%

Product Class I = 6-Underwriting class rate structure
Product Class 2 = 3-Underwriting class rate structure

Band 1: $100,000 to $249,999
Band 2: $250,000 to $499,999
Band 3: $500,000 to $999,999
Band 4: $1,000,000 and greater

C.2         AGE BASIS

Age Last Birthday

C.3         POLICY FEES

The Reinsurer will not participate in any policy fees.

C.4         RECAPTURE PERIOD

Number of years: 10

C.5         STANDARD RATINGS

Premiums will be based on the standard rate increased by an extra 25% per table of assessed rating.
Multiples are the same as those for standard life coverage.

C.6         EXTRAS

The total premium remitted to the Reinsurer will include the flat extra premium minus the discounts shown below.

Type of Flat Extra Premium                                                                First Year                                Renewal

Temporary (1-5 years)                                                                10%                                10%
Permanent (6 years & greater)                                                                75%                                10%

C.7         RIDERS AND BENEFITS

Waiver of Premium
Reinsurance premiums will be 10% of the Ceding Company's premiums, as shown in this Exhibit, in the first policy year and 85% in renewal years.